FIRST AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

THIS FIRST AMENDMENT, by and between LINCOLN NATIONAL LIFE INSURANCE (“Administrator”) and MINNESOTA LIFE INSURANCE COMPANY (“Company”), a life insurance company organized under the laws of the State of Minnesota, is effective as of January 30, 2026 (the “Effective Date”).

WHEREAS, the parties hereto entered into the Administrative Services Agreement (“Agreement”), executed and effective as of April 29, 2024;

WHEREAS, the parties desire to amend the Agreement to update the Funds listed in Schedule One of the Agreement.

NOW, THEREFORE, in consideration of their mutual promises and covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	Schedule One shall be deleted in its entirety and replaced with Schedule One attached hereto.

2.	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings they were ascribed in the Agreement.

3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

4.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

MINNESOTA LIFE INSURANCE COMPANY
By: /s/ Andrea Piepho
Name: Andrea Piepho
Title: 2nd VP, Life and Annuity Product Development

LINCOLN NATIONAL LIFE INSURANCE COMPANY
By: /s/ James Hoffmayer
Name: James Hoffmayer
Title: VP, Treasurer and CAO

SCHEDULE ONE

Investment Company Name	Fund Names	Asset Fee

Lincoln Variable Insurance Products Trust	LVIP American Century Disciplined Core Value Fund – Service Class	0.15%: When the average daily value of the Funds’ assets attributable to Contracts held by the Shareholders is below $200M USD 0.20%: When the average daily value of the Funds’ assets attributable to Contracts held by the Shareholders exceeds $200M USD

	LVIP American Century Inflation Protection Fund – Service Class	0.10%: When the average daily value of the Funds’ assets attributable to Contracts held by the Shareholders is below $200M USD 0.15%: When the average daily value of the Funds’ assets attributable to Contracts held by the Shareholders exceeds $200M USD

	LVIP Macquarie U.S. REIT Fund – Standard Class, Service Class	0.05% on average daily value of the Funds’ assets

	LVIP SSGA Mid-Cap Index Fund – Standard Class, Service Class	0.05% on average daily value of the Funds’ assets

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